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                                                                     EXHIBIT 5.2

Pepper Hamilton LLP
Attorneys at Law
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750

                                                 December 4, 2002

Comcast Corporation
1500 Market Street
Philadelphia, PA 19102-2148

Re:    Comcast Corporation
       Restricted Stock Plan

Ladies and Gentlemen:

         We have served as special counsel to Comcast Corporation, a Pennsylvania Corporation (the "Company"), in connection with the registration by the Company of shares of Class A Special Common Stock, par value $0.01 (the "Shares") which may be issued by the Company pursuant to the Company's 2002 Restricted Stock Plan (the "Restricted Stock Plan") and the filing of a registration statement on Form S-8 relating to the Shares (the "Registration Statement"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

         As such special counsel, we have made such legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such additional assumptions as are set forth below.

         The Restricted Stock Plan states that the Restricted Stock Plan permits eligible employees to defer the receipt of compensation otherwise payable to such eligible employees in accordance with the terms of the Restricted Stock Plan. The Restricted Stock Plan is unfunded and the provisions relating to the deferral of receipt of Shares are maintained primarily for the purpose of providing deferred compensation to outside directors and to a select group of management or highly compensated employees. For the purpose of this opinion, we have assumed that (1) the Restricted Stock Plan was duly adopted by the Company on December 19, 1990 and amended and restated, effective as of November 18, 2002 in its current form and (2) the Restricted Stock Plan provisions relating to deferral of the receipt of Shares are maintained primarily for the purpose of providing the opportunity to defer the receipt of shares upon the vesting of restricted stock to a select group of management or highly compensated employees.

         By its express term, the Restricted Stock Plan potentially results in a deferral of income by employees for periods extending to the termination of covered employment or

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beyond. Accordingly, the Restricted Stock Plan is an "employee pension benefit plan" described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). However, as the Restricted Stock Plan is unfunded and maintained primarily for the purpose of providing deferred compensation to outside directors and to a select group of management or highly compensated employees, the Restricted Stock Plan is subject to parts 1 and 5 of Title I of ERISA, but not to any other provisions of ERISA.

         The Restricted Stock Plan is not designed or operated with the purpose of satisfying the requirements for qualification under section 401(a) of the Internal Revenue Code of 1986, as amended.

         Parts 1 and 5 of Title 1 of ERISA do not impose any specific written requirements on non-qualified deferred compensation arrangements such as the Restricted Stock Plan as a condition to compliance with the applicable provisions of ERISA. Further, the operation of the Restricted Stock Plan pursuant to the written provisions of the Restricted Stock Plan will not cause the Restricted Stock Plan to fail to comply with parts 1 or 5 of Title 5 of ERISA.

         On the basis of the foregoing, we are of the opinion that the provisions of the written document constituting the Restricted Stock Plan complies with the requirements of ERISA pertaining to such provisions.

         This opinion letter is issued as of the date hereof and is limited to the laws now in effect and in all respects is subject to and may be limited by future legislation, as well as by future case law. We assume no responsibility to keep this opinion current or to supplement it to reflect facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

         We hereby expressly consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Commission.

                                             Sincerely,

                                             /s/ Pepper Hamilton LLP

                                             PEPPER HAMILTON LLP